Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for

Fourth Quarter and Full Year 2018

LOS ANGELES, CA — (BUSINESS WIRE) — March 13, 2019 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $275 thousand, or $0.01 per diluted share, for the fourth quarter of 2018 compared to a net loss of $399 thousand, or ($0.01) per diluted share, for the fourth quarter of 2017.  Results for the fourth quarter of 2018 included a tax benefit of $208 thousand for low income tax credits.  Results for the fourth quarter of 2017 included tax expense of $519 thousand to adjust the Company’s deferred tax asset for the decrease in the federal corporate tax rate to 21% from 34% due to the enactment of the Tax Cuts and Jobs Act of 2017.

Pretax earnings for the fourth quarter of 2018 were $96 thousand compared to $244 thousand for the fourth quarter of 2017.  Results for the fourth quarter of 2018 included an increase of $104 thousand in loan loss provision recapture and a decrease of $269 thousand in non-interest expense compared to the fourth quarter of 2017.  These items were offset by lower net interest income of $161 thousand and lower gain on sale of loans of $127 thousand in the fourth quarter of 2018 compared to the fourth quarter of 2017.  Also, the Bank received a grant of $227 thousand from the U.S. Department of the Treasury’s Community Development Financial Institutions (“CDFI”) Fund during the fourth quarter of 2017, while no grants were received during the fourth quarter of 2018.

For the year ended December 31, 2018, the Company reported net income of $815 thousand, or $0.03 per diluted share, compared to $1.9 million, or $0.07 per diluted share for the year ended December 31, 2017.  Pretax earnings were $871 thousand during calendar year 2018, compared to $3.7 million in 2017.  The lower pretax earnings during 2018 were attributable to a decrease of $1.6 million in net interest income and a decrease of $1.7 million in non-interest income, partially offset by a decrease of $281 thousand in non-interest expense and an increase of $154 thousand in loan loss provision recapture.  Non-interest income for 2017 included an insurance litigation settlement of $1.2 million and a higher gain on the sale of loans of $490 thousand.  Non-interest expense decreased for the year 2018 compared to 2017 because 2017 expenses included costs of $214 thousand associated with the U.S. Treasury’s sale of a portion of its holdings of the Company’s shares.  Also, professional services costs decreased by $63 thousand in 2018 compared to 2017.

Chief Executive Officer, Wayne Bradshaw, commented, “I am pleased to announce that Broadway was profitable during the fourth quarter of 2018 and the full calendar year, despite a difficult interest rate environment that has compressed net interest margins for the banking industry.  Furthermore, I am very pleased to report that the Bank had only one delinquent loan at year end, which had a balance of just $35 thousand.”

“As of the start of 2019, we have capacity to increase our loan portfolio by approximately 19% under our current regulatory loan concentration guidelines, which were increased during the final few months of the year.  We continue to be focused on building our loan portfolio with new multi-family loans and non-multi-family commercial real estate loans, including construction loans, which typically generate superior margins to those earned from the Bank’s prime single-family residential loans.  These types of loans should generate improved economics for the Company, as the increase in the Bank’s portfolio of more profitable loans receivable should increase total net interest income without requiring significant increases in operating expenses.  As I have stated previously, these types of loans also leverage our lending relationships and expertise, and continue Broadway’s focus on addressing the unrelenting demand for affordable housing, particularly within the Bank’s target market of low to moderate income communities in Southern California.”

“I wish to thank our team again for their dedication and tireless efforts to build value, and Broadway’s stockholders for their continuing support of our mission and business plans.”

Net Interest Income

For the fourth quarter of 2018, net interest income decreased by $161 thousand compared to the same period a year ago, primarily due to higher rates paid on deposits and borrowings, which outweighed increases in the average balance of loans receivable and the rates earned on loans receivable and investments.

Interest income on loans receivable increased by $303 thousand for the fourth quarter of 2018 compared to the fourth quarter of 2017.  The increase in interest income on loans receivable resulted from an increase of $22.4 million in the average balance of loans receivable, which increased interest income by $219 thousand and an increase of 10 basis points in the yield on loans receivable compared to the fourth quarter of 2017, which increased interest income by $84 thousand.

Interest income on securities decreased slightly to $100 thousand for the fourth quarter of 2018 from $101 thousand for the fourth quarter of 2017 due to a decrease of $1.6 million in the average balance of securities, which offset an increase of 23 basis points in the average yield on securities.

Other interest income decreased by $30 thousand for the fourth quarter of 2018 compared to the fourth quarter of 2017.  The decrease was primarily due to a decrease of $77 thousand in interest earned on interest-earning deposits, which reflected a decline of $30.8 million in the average balance, offset by an increase of 85 basis points in the average rate earned.  In addition, the Bank received a special dividend of $47 thousand from the FHLB.

Interest expense on deposits increased by $336 thousand for the fourth quarter of 2018 compared to the fourth quarter of 2017.  The higher interest expense on deposits primarily resulted from an increase of 52 basis points in the average cost of deposits, which increased interest expense by $373 thousand.  This was offset by a $13.6 million decrease in the average deposit balance, which decreased interest expense by $37 thousand.

Interest expense on borrowings increased by $97 thousand for the fourth quarter of 2018 compared to the fourth quarter of 2017.  Interest expense on borrowings reflected an increase of $3.9 million in average borrowings from the FHLB, which increased interest expense by $20 thousand, and an increase of 36 basis points in the overall cost of borrowings, which increased interest expense by $77 thousand.

For the year ended December 31, 2018, net interest income decreased by $1.6 million compared to the year ended December 31, 2017.

Interest income on loans receivable decreased by $1.1 million for the year ended December 31, 2018 compared to the same period a year ago, primarily due to a decrease of $14.8 million in the average balance of loans receivable, which decreased interest income by $588 thousand, and a decrease of 14 basis points in the average yield on loans receivable, which reduced loan interest income by $530 thousand.  The decrease in the average balance of loans receivable during 2018 reflected loan sales that the Bank completed in the second half of 2017 and early 2018 to maintain compliance with the lower loan concentration limits that existed during that period.

Interest income on securities increased by $95 thousand for the year ended December 31, 2018 compared to the prior year due to an increase of $2.6 million in the average securities balance, which increased interest income by $66 thousand, and an increase of 21 basis points in the average yield on securities, which increased interest income by $29 thousand.

Other interest income decreased by $27 thousand for the year ended December 31, 2018 compared to the prior year, primarily reflecting a decrease of $79 thousand in interest income from interest-earning deposits.  Those deposits generated less income because the average balance during the year was lower by $15.0 million, which decreased interest income by $232 thousand.  This decrease was partially offset by an increase of 68 basis points in the rate earned on interest-earning deposits, which increased other interest income by $153 thousand.  Dividends earned on FHLBSF stock increased by $52 thousand, primarily due to the $47 thousand special dividend received during the fourth quarter of 2018.

Interest expense on deposits increased by $691 thousand for the year ended December 31, 2018 compared to the prior year, primarily due to an increase of 29 basis points in the average cost of deposits, which increased interest expense by $888 thousand.  This increase was partially offset by the effects of a decrease of $12.7 million in the average balance of deposits, which decreased interest expense by $197 thousand.

Interest expense on borrowings decreased by $110 thousand for the year ended December 31, 2018 compared to the prior year, primarily due to a decrease of $166 thousand in interest on FHLB advances.  The interest expense on these advances decreased because of a decrease of $14.6 million in the average balance of FHLB borrowings, which was partially offset by the impact of an increase of 16 basis points in the average cost of FHLB borrowings.  Interest expense on the Company’s subordinated debt increased by $56 thousand due to an increase of 110 basis points in rate.

Loan Loss Provision Recapture

The Bank recorded a loan loss provision recapture of $254 thousand for the fourth quarter of 2018 compared to a loan loss provision recapture of $150 thousand for the fourth quarter of 2017.  The loan loss provision recapture for the fourth quarter of 2018 was primarily due to the removal of a specific allowance of $183 thousand upon the payoff of an impaired loan.  In addition, the recapture in the fourth quarter of 2018 reflected continued improvement in the credit quality of the Bank’s loans due to upgrades of non-performing church loans and improvement in historical loss factors.

For calendar year 2018, the Bank recorded a loan loss provision recapture of $1.3 million compared to $1.1 million for calendar year 2017.  The loan loss provision recapture for calendar year 2018 was due to the overall improvement in the loan portfolio, which had a favorable impact on the environmental factors used in the Bank’s analysis of the allowance for loan and lease losses (“ALLL”).

At December 31, 2018, the ALLL was $2.9 million, or 0.82% of our gross loans receivable held for investment, compared to $4.1 million, or 1.20% of our gross loans receivable held for investment at December 31, 2017.  Due to a reduction in non-performing loans from $1.8 million at the end of 2017 to $911 thousand at the end of 2018, ALLL, as a percentage of non-performing loans, increased to 321.5% at the end 2018 from 230.4% at the end of 2017.  Also, delinquent loans fell to $35 thousand at December 31, 2018 from $391 thousand at December 31, 2017, as substantially all of the Bank’s non-performing loans are current in payments.

Non-interest Income

Non-interest income for the fourth quarter of 2018 totaled $184 thousand compared to $544 thousand for the fourth quarter of 2017.  The decrease in non-interest income of $360 thousand primarily reflected a lower gain on the sale of loans of $127 thousand and a grant of $227 thousand received during the fourth quarter of 2017 from the CDFI Fund.  No grant was received during the fourth quarter of 2018.

For the year ended December 31, 2018, non-interest income totaled $865 thousand compared to $2.5 million for the same period a year ago.  The decrease of $1.7 million in non-interest income was primarily due to a one-time insurance litigation settlement of $1.2 million received during 2017.  In addition, gain on the sale of loans decreased by $490 thousand during the year 2018 compared to 2017.

Non-interest Expense

Non-interest expense decreased to $2.8 million during the fourth quarter of 2018 from $3.1 million during the fourth quarter of 2017 primarily due to decreases in compensation costs of $221 thousand, professional services costs of $35 thousand, REO costs of $34 thousand, and insurance costs of $19 thousand, partially offset by an increase in provisions for off-balance sheet items of $52 thousand.  The decrease in compensation costs was primarily attributable to lower bonus accruals and lower stock-related costs.

Non-interest expense decreased to $11.6 million during calendar year 2018 from $11.8 million during calendar year 2017 primarily because 2017 expenses included $214 thousand in costs associated with the sale of a portion of the U.S. Treasury’s holdings of the Company’s shares.  In addition, professional services costs decreased by $63 thousand, corporate insurance decreased by $49 thousand, and compensation expense decreased by $37 thousand during the year 2018 compared to 2017.  These decreases were partially offset by an increase in expenses of $88 thousand associated with the Bank’s one foreclosed property, which was sold in early 2019.

Income Taxes

The Company recorded an income tax benefit of $179 thousand for the fourth quarter of 2018 and income tax expense of $56 thousand for the year 2018.  The tax benefit for the fourth quarter resulted from available tax credits of $208 thousand, partially offset by a standard tax provision of $29 thousand.  Income tax expense for the year 2018 resulted from a standard tax provision of $261 thousand, offset by tax credits of $205 thousand.

The Company recorded income tax expense of $643 thousand for the fourth quarter of 2017 and income tax expense of $1.9 million for the year of 2017.  The tax expense for the fourth quarter and year 2017 included an adjustment of $519 thousand to record the Company’s deferred tax assets at the lower federal corporate income tax rate of 21%.

The deferred tax asset totaled $5.0 million at December 31, 2018 and $5.1 million at December 31, 2017.

Balance Sheet Summary

Total assets decreased by $4.3 million to $409.4 million at December 31, 2018 from $413.7 million at December 31, 2017.  The decline in total assets was primarily due to a decrease of $16.1 million in loans receivable held for sale, a decrease of $5.9 million in interest-bearing deposits in other banks, and a decrease in securities available for sale of $2.8 million, offset by an increase of $20.7 million in net loans receivable held for investment.

Loans receivable held for investment, net of the allowance for loan losses, totaled $355.6 million at December 31, 2018, compared to $334.9 million at December 31, 2017.

During 2018, the Bank originated $99.0 million in new loans, $96.0 million of which were multi-family loans. Of the multi-family loans originated, we allocated $75.8 million, or 79%, to loans held for investment and $20.2 million, or 21%, to loans held for sale.  In addition, during 2018, we transferred $16.9 million of loans to loans held for investment from loans held for sale.  At the end of the third quarter, the Bank received written non-objection from its primary regulator to the Bank’s request to increase its concentration of multi-family residential loans, and subsequently, to increase its concentration of non-multifamily commercial real estate loans, including the sublimit for commercial land/construction loans.

Loans receivable held for sale totaled $6.2 million as of December 31, 2018 compared to $22.4 million as of December 31, 2017.  The Bank originated $20.2 million in loans held for sale during 2018, transferred $16.9 million to loans held for investment, sold $19.3 million in loans held for sale and received $159 thousand in loan repayments.

An REO, recorded at $878 thousand at the beginning of the year, was written down to $833 thousand during the first quarter of 2018 due to a decrease in fair value.

Deposits decreased by $9.9 million to $281.4 million at December 31, 2018 from $291.3 million at December 31, 2017, which consisted of a decrease of $35.7 million in liquid deposits and an increase of $25.8 million in CDs.  During 2018, one deposit relationship of $25.0 million was moved to CDs from a money market account.  Excluding this transfer, liquid deposits decreased by $10.7 million and CDs increased by $775 thousand during 2018.

Total borrowings at December 31, 2018 consisted of advances to the Bank from the FHLB of $70.0 million, and subordinated debentures issued by the Company of $5.1 million, compared to advances from the FHLB of $65.0 million and subordinated debentures of $5.1 million at December 31, 2017.  During 2018, the Bank paid off $27.5 million in maturing advances and borrowed $32.5 million in new advances from the FHLB.

Stockholders’ equity was $48.4 million, or 11.83% of the Company’s total assets, at December 31, 2018, compared to $47.7 million, or 11.54% of the Company’s total assets, at December 31, 2017.  The Company’s book value was $1.77 per share as of December 31, 2018, compared to $1.74 per share as of December 31, 2017.

At December 31, 2018, the Bank’s Total Capital ratio (Total Capital to Total Risk-Weighted Assets) was 20.48% and its Leverage ratio (Tier 1 Capital to Adjusted Total Assets) was 12.03%, compared to a Total Capital ratio of 19.88% and a Leverage ratio of 11.39% at December 31, 2017.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, California, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, monetary and fiscal policy changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	December 31, 2018	December 31, 2017
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$16,651	$22,219
Securities available-for-sale, at fair value	14,722	17,494
Loans receivable held for sale	6,231	22,370
Loans receivable held for investment	358,485	338,920
Allowance for loan losses	(2,929)	(4,069)
Loans receivable held for investment, net of allowance	355,556	334,851
Total assets	409,397	413,704
Deposits	281,414	291,290
FHLB advances	70,000	65,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	48,436	47,731

Book value per share	$1.77	$1.74
Equity to total assets	11.83%	11.54%

Asset Quality Ratios:
Non-accrual loans to total loans	0.25%	0.49%
Non-performing assets to total assets	0.43%	0.64%
Allowance for loan losses to total gross loans	0.82%	1.20%
Allowance for loan losses to total delinquent loans	8368.57%	1040.66%
Allowance for loan losses to non-performing loans	321.51%	230.41%

Non-Performing Assets:
Non-accrual loans	$911	$1,766
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	833	878
Total non-performing assets	$1,744	$2,644

	Three Months Ended December 31,				Twelve Months Ended December 31,
Selected Operating Data and Ratios:	2018		2017		2018		2017
Interest income	$3,942		$3,670		$15,237		$16,287
Interest expense	1,484		1,051		4,929		4,348
Net interest income	2,458		2,619		10,308		11,939
Loan loss provision recapture	254		150		1,254		1,100
Net interest income after loan loss provision recapture	2,712		2,769		11,562		13,039
Non-interest income	184		544		865		2,530
Non-interest expense	(2,800)		(3,069)		(11,556)		(11,837)
Income before income taxes	96		244		871		3,732
Income tax expense	(179)		643		56		1,863
Net income	$275		$(399)		$815		$1,869

Earnings per common share-diluted	$0.01		$(0.01)		$0.03		$0.07

Loan originations (1)	$21,170		$16,008	(3)	$98,960	(2)	$115,428	(3)
Loan purchase			$24,640		$—		$24,640

Net recoveries to average loans	(0.00	)%(4)	(0.01	)%(4)	(0.03	)%(4)	(0.15	)%(4)
Return on average assets	0.27	%(4)	-0.38	%(4)	0.20	%(4)	0.43	%(4)
Return on average equity	2.29	%(4)	-3.32	%(4)	1.71	%(4)	3.96	%(4)
Net interest margin	2.43	%(4)	2.53	%(4)	2.57	%(4)	2.79	%(4)

(1) Does not include net deferred origination costs.

(2) Includes loans held for sale originations of $20.2 million for the twelve months ended December 31, 2018.

(3)   Includes loans held for sale originations of $15.7 million and $110.4 million for the three and twelve months ended December 31, 2017, respectively.

(4) Annualized